Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Jernigan Capital, Inc. on Forms S-8 (Nos. 333-203185 and 333-217637) and Form S-3 (No. 333-212049) of our report dated February 18, 2017, relating to the consolidated financial statements of Franklin Parent, LLC as of and for the year ended December 31, 2016, appearing in this Annual Report on Form 10-K of Jernigan Capital, Inc. for the year ended December 31, 2018.

/s/ FRAZEE IVY DAVIS, PLC

Memphis, TN

March 1, 2019